Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Adjusted Non-GAAP Diluted EPS of $0.79, in Line with Consensus;

Gross Margin Steady at 31.8%; Solid Sales Performance Against Soft Economies;

Continued Strong Cash Flows and Balance Sheet Strength

Littleton, CO – August 8, 2012 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2012.

Total net sales for the second quarter were $178.5 million, a 4 percent decrease from $186.5 million in the corresponding quarter last year. Net income was $15.5 million, or $0.65 per diluted share, compared to $24.6 million, or $1.00 per diluted share, recorded a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $22.8 million, down from $34.2 million posted a year ago. The quarter-over-quarter decrease in reported net income and EBITDA was primarily due to a pre-tax $12.2 million swing in foreign currency exchange gains and losses.

Results for the second quarter include after-tax foreign currency exchange losses of $3.4 million, or $0.14 per diluted share; a year ago, special items had a combined positive impact of $3.9 million, or $0.15 per diluted share. Excluding these items, adjusted non-GAAP EPS was $0.79 per diluted share, a decrease from $0.85 a year ago, but in line with consensus analyst expectations for the quarter. Cash generation for the quarter was strong, with operating cash inflows of $12.3 million. Capital expenditure during the quarter was $2.6 million. Net cash stood at $70.5 million at the end of the quarter.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended June 30, 2012			Quarter ended June 30, 2011
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$19.5	$15.5	$0.65	$29.5	$24.6	$1.00

Foreign currency exchange losses/(gains)	4.3	3.4	0.14	(7.9)	(6.3)	(0.25)
Civil complaint legal and professional expenses	—	—	—	3.0	2.4	0.10

	4.3	3.4	0.14	(4.9)	(3.9)	(0.15)

Adjusted non-GAAP amounts	$23.8	$18.9	$0.79	$24.6	$20.7	$0.85

For the first six months of 2012, total net sales of $379.3 million increased 2% from $371.8 million in the corresponding period last year. Net income for the first half was $40.1 million, or $1.68 per diluted share, down from $46.1 million, or $1.88 per diluted share, a year ago. Excluding special items, diluted earnings per share for the first six months of 2012 were $1.79, a 13% increase from $1.59 a year ago. EBITDA for the first half of 2012 was $58.0 million, compared with $67.7 million in last year’s first half.

“Innospec performed solidly this quarter, particularly against strong and erratic economic headwinds, worldwide,” said Patrick Williams, President and Chief Executive Officer. “We ended the quarter well positioned with a strong balance sheet and positive cash flows enhancing our liquidity, even as sales and margins did not reach our high expectations. It is important to note that in Fuel Specialties we have maintained our gross margin above the 30 percent threshold for the third consecutive quarter. Furthermore, it should be noted that compared to the second quarter last year, operating income improved by 8 percent, and the reported decrease in net income and EBITDA for the quarter was the direct result of a pre-tax $12.2 million negative swing in foreign exchange. In the end, the quarter’s adjusted diluted EPS of $0.79 was in line with analyst consensus.”

Net sales in Fuel Specialties for the second quarter were $114.5 million, slightly higher than the $113.3 million reported in last year’s second quarter, primarily driven by a richer sales mix and improved pricing, but limited by an unfavorable currency impact. By region, sales were down 3 percent in the Americas and essentially unchanged in Europe, Middle East and Africa (EMEA) and Asia-Pacific. Avtel sales were up 29 percent primarily as a result of a richer sales mix. The segment’s gross margin was 30.3 percent. Operating income for the quarter was $16.9 million, up from last year’s $12.3 million.

In Active Chemicals, net sales decreased by 8 percent, to $44.9 million, from last year’s record quarter of $48.7 million. By region, sales increased 11 percent in the Americas and 8 percent in Asia-Pacific, due to continued growth in the Personal Care and Fragrance Ingredients markets. Sales decreased 26 percent in EMEA, primarily a result of lower volumes in the depressed Polymer and Fragrance Ingredients markets, together with intense competitive and economic pressures. Active Chemicals’ gross margin was 26.9 percent, compared with a strong comparative of 28.1 percent in last year’s second quarter, while increasing 3.0 percentage points from the first quarter of 2012, as we predicted. The segment’s operating income was $7.2 million, down from $9.1 million in last year’s second quarter.

Octane Additives’ net sales for the quarter were $19.1 million, compared with $24.5 million in the year-ago period. The segment’s gross margin remained relatively steady, at 51.8 percent, primarily due to the sale of lower-cost inventory. Operating income for the quarter was $8.0 million, compared to $8.1 million in 2011’s second quarter.

Corporate costs for the quarter were $7.8 million, compared with $6.5 million a year ago. The increase was primarily due to increased performance related and share based compensation accruals. The effective tax rate for the quarter was 20.5 percent, compared to 16.6 percent in last year’s second quarter.

Net cash generated from operations was $12.3 million, more than double the $5.8 million recorded a year ago, and was reduced by $3.8 million of increased working capital requirements. As of June 30, 2012, Innospec had $110.5 million in cash, cash equivalents and short-term investments, $70.5 million more than its total debt of $40.0 million.

Mr. Williams concluded, “We’re pleased with our solid performance during the first half of the year, despite the challenging economic environment we face in world markets. We are confident that our operations are solid and our business strategy is on track, as we pursue future opportunities. Meanwhile, we are taking a very guarded approach to the remainder of the year, with special attention to cost containment and the preservation of cash.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA and net income excluding special items, and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and impairment of Octane Additives segment goodwill. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of foreign currency exchange losses/(gains) and civil complaint legal and professional expenses. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 850 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec’s Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec’s Active Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “anticipates,” “may,” “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, pension liabilities and charges, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors.” The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-356-6241

Brian.Watt@innospecinc.com

Robert D. Ferris

RF|Binder Partners

+1-212-994-7505

Robert.Ferris@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30		Six Months Ended June 30
(in millions, except share and per share data)	2012	2011	2012	2011
Net sales	$178.5	$186.5	$379.3	$371.8
Cost of goods sold	(121.8)	(128.4)	(258.6)	(260.9)

Gross profit	56.7	58.1	120.7	110.9

Operating expenses:
Selling, general and administrative	(27.3)	(30.5)	(55.1)	(54.5)
Research and development	(5.0)	(4.7)	(9.6)	(9.0)
Restructuring charge	—	—	(0.1)	—
Impairment of Octane Additives segment goodwill	(0.3)	(0.5)	(0.6)	(1.1)

Total operating expenses	(32.6)	(35.7)	(65.4)	(64.6)

Operating income	24.1	22.4	55.3	46.3
Other net (expense)/income	(4.3)	7.9	(3.2)	13.2
Interest expense, net	(0.3)	(0.8)	(0.6)	(1.7)

Income before income taxes	19.5	29.5	51.5	57.8
Income taxes	(4.0)	(4.9)	(11.4)	(11.7)

Net income	$15.5	$24.6	$40.1	$46.1

Earnings per share:
Basic	$0.67	$1.04	$1.74	$1.95
Diluted	$0.65	$1.00	$1.68	$1.88

Weighted average shares outstanding (in thousands):
Basic	23,147	23,726	23,101	23,691
Diluted	23,894	24,519	23,820	24,523

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2012	2011	2012	2011
Net sales:
Fuel Specialties	$114.5	$113.3	$245.2	$240.4
Active Chemicals	44.9	48.7	91.4	95.2
Octane Additives	19.1	24.5	42.7	36.2

	178.5	186.5	379.3	371.8

Gross profit:
Fuel Specialties	34.7	31.1	73.4	67.5
Active Chemicals	12.1	13.7	23.2	25.4
Octane Additives	9.9	13.3	24.1	18.0

	56.7	58.1	120.7	110.9

Operating income:
Fuel Specialties	16.9	12.3	38.6	34.6
Active Chemicals	7.2	9.1	13.2	16.7
Octane Additives	8.0	8.1	20.4	10.3
Pension credit/(charge)	0.1	(0.1)	0.2	(0.2)
Corporate costs	(7.8)	(6.5)	(16.4)	(14.0)

	24.4	22.9	56.0	47.4
Restructuring charge	—	—	(0.1)	—
Impairment of Octane Additives segment goodwill	(0.3)	(0.5)	(0.6)	(1.1)

Total operating income	$24.1	$22.4	$55.3	$46.3

Schedule 2B

NON-GAAP MEASURES	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2012	2011	2012	2011
Net income	$15.5	$24.6	$40.1	$46.1
Interest expense, net	0.3	0.8	0.6	1.7
Income taxes	4.0	4.9	11.4	11.7
Depreciation and amortization	2.7	3.4	5.3	7.1
Impairment of Octane Additives segment goodwill	0.3	0.5	0.6	1.1

EBITDA	22.8	34.2	58.0	67.7

Fuel Specialties	17.9	13.4	40.6	36.9
Active Chemicals	8.2	10.6	15.1	19.7
Octane Additives	8.3	8.5	21.0	11.2
Pension credit/(charge)	0.1	(0.1)	0.2	(0.2)
Corporate costs	(7.4)	(6.1)	(15.6)	(13.1)

	27.1	26.3	61.3	54.5
Restructuring charge	—	—	(0.1)	—
Other net (expense)/income	(4.3)	7.9	(3.2)	13.2

EBITDA	$22.8	$34.2	$58.0	$67.7

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2012	December 31, 2011
Assets

Current assets:
Cash and cash equivalents	$105.8	$76.2
Short-term investments	4.7	4.8
Trade and other accounts receivable	95.5	99.4
Inventories	139.8	135.9
Prepaid expenses	3.6	4.0

Total current assets	349.4	320.3

Property, plant and equipment	45.7	45.9
Goodwill	140.8	141.5
Intangible assets	19.1	17.7
Deferred finance costs	1.5	1.7
Deferred tax assets	20.2	19.7
Pension asset	26.2	21.4
Other non-current assets	0.1	0.6

Total assets	$603.0	$568.8

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$43.1	$53.3
Current portion of accrued liabilities	72.8	77.0
Accrued income taxes	4.0	2.0
Current portion of long-term debt	5.0	5.0
Current portion of plant closure provisions	3.3	4.1
Current portion of unrecognized tax benefits	3.2	3.2
Current portion of deferred income	0.3	1.4

Total current liabilities	131.7	146.0

Accrued liabilities, net of current portion	4.4	4.9
Long-term debt, net of current portion	35.0	30.0
Plant closure provisions, net of current portion	25.0	24.5
Unrecognized tax benefits, net of current portion	9.5	9.4
Deferred tax liabilities	4.2	2.9
Pension liability	6.3	6.3
Other non-current liabilities	0.3	0.8
Deferred income, net of current portion	0.9	0.9
Total stockholders’ equity	385.7	343.1

Total liabilities and stockholders’ equity	$603.0	$568.8

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
(in millions)	2012	2011
Cash Flows from Operating Activities

Net income	$40.1	$46.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5.5	7.5
Impairment of Octane Additives segment goodwill	0.6	1.1
Deferred taxes	0.8	0.6
Changes in working capital	(12.9)	(33.9)
Excess tax benefit from stock based payment arrangements	(1.7)	(1.2)
Accrued income taxes	2.0	(3.6)
Movement on plant closure provisions	(0.2)	(0.2)
Cash contributions to defined benefit pension plans	(4.7)	(4.6)
Non-cash expense of defined benefit pension plans	0.1	0.2
Stock option compensation	1.6	1.6
Movements on other non-current assets and liabilities	(0.9)	(2.1)

Net cash provided by operating activities	30.3	11.5

Cash Flows from Investing Activities

Capital expenditures	(3.4)	(4.0)
Capitalization of internally developed software and other costs	(3.5)	—
Purchase of short-term investments	(1.8)	(1.9)
Sale of short-term investments	1.9	1.8

Net cash (used in) investing activities	(6.8)	(4.1)

Cash Flows from Financing Activities

Net receipt of revolving credit facility	5.0	1.0
Repayment of term loan	—	(15.0)
Excess tax benefit from stock based payment arrangements	1.7	1.2
Issue of treasury stock	0.7	0.7
Repurchase of common stock	(1.3)	(4.1)

Net cash provided by/(used in) financing activities	6.1	(16.2)
Effect of foreign currency exchange rate changes on cash	—	0.7

Net change in cash and cash equivalents	29.6	(8.1)
Cash and cash equivalents at beginning of period	76.2	107.1

Cash and cash equivalents at end of period	$105.8	$99.0

Amortization of deferred finance costs of $0.2 million (2011—$0.4 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.